EXHIBIT 99

                                PRESS RELEASE




















[ESB FINANCIAL CORPORATION LOGO]


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                         P R E S S   R E L E A S E
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RELEASE DATE:					CONTACT:
-------------                                   --------
April 18, 2000                                  CHARLES P. EVANOSKI
                                                GROUP SENIOR VICE PRESIDENT
                                                CHIEF FINANCIAL OFFICER
                                                (724) 758-5584


                           FOR IMMEDIATE RELEASE
                           ---------------------

              ESB FINANCIAL CORPORATION ANNOUNCES RECORD FIRST
                   QUARTER EARNINGS, 10% STOCK DIVIDEND
                      AND INCREASE IN CASH DIVIDENDS


Ellwood City, Pennsylvania, April 18, 2000 - ESB Financial Corporation (Nasdaq: ESBF), the parent company of ESB Bank, F.S.B. and Spring Hill Savings Bank, F.S.B., today announced record consolidated net income of $1.9 million or $0.37 per diluted share for the quarter ended March 31, 2000, which represented a 42.3% increase in net income per diluted share, as compared to consolidated net income of $1.4 million or $0.26 per diluted share for the same period in the prior year. The Company's annualized return on average assets and average equity were 0.71% and 14.39%, respectively, for the quarter ended March 31, 2000.

In connection with announcing record earnings, the Company reported that the Board of Directors declared a 10% stock dividend. This stock dividend is payable May 31, 2000, to stockholders of record at the close of business on May 17, 2000. As a result of the stock dividend, the number of outstanding shares of the Company's common stock will increase to 6.1 million shares from
5.5 million shares. In addition, the Company reported that the Board of Directors changed the Company's dividend policy with the intention of increasing the current quarterly cash dividend per share of $0.09 to $0.10 per share effective with the quarter ending June 30, 2000.

Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, "The Board of Directors, senior management and I are quite pleased with the first quarter results and the Company's earnings and the integration of Spring Hill Savings Bank's operations into the operations of the consolidated Company. The 10% stock dividend is a reflection of the Company's favorable financial results and will reward stockholders by facilitating greater trading activity or float in our stock." Ms. Zuschlag further stated, "By changing the dividend policy, the Company expects to increase the quarterly cash dividend effective with the quarter ending June 30, 2000, to $0.10 per share after the stock dividend has been paid, thereby increasing the cash payout to our stockholders by over 20%." The Company has paid regular quarterly cash dividends since going public in 1990.


Press Release
Page 2 of 3
April 18, 2000


Consolidated net income for the first quarter of 2000 as compared to the first quarter of 1999 increased primarily because of an increase in net interest income and a recovery of loan losses partially offset by increases in noninterest expense and the provision for income taxes and a decrease in noninterest income. Net interest income increased $917,000 while the provision for loan losses decreased $455,000 due to a $605,000 recovery recorded in January associated with the Company's Bennett Lease Pools, offset by the increases in noninterest expense and the provision for income taxes and a decrease in noninterest income of $376,000, $356,000 and $72,000, respectively. Without the recovery related to the Bennett Lease Pools, consolidated net income would have been $1.6 million or $0.30 per diluted share, which represents a 15.4% increase in net income per diluted share compared to the $1.4 million or $0.26 per diluted share for the same period in the prior year.

As a result of the SHS Bancorp, Inc. acquisition on February 10, 2000, the Company's consolidated total assets increased $112.2 million or 10.9% to $1.1 billion at March 31, 2000, from $1.0 billion at December 31, 1999. Net loans receivable increased $77.7 million or 19.7% to $471.6 million at March 31, 2000, from $393.9 million at December 31, 1999. Securities increased $28.3 million or 5.0% to $589.4 million at March 31, 2000, from $561.1 million at December 31, 1999. Total deposits increased $66.5 million or 15.4% to $498.3 million at March 31, 2000 from $431.8 million at December 31, 1999, and borrowed funds increased $31.6 million or 5.8% to $575.2 million at March 31, 2000, from $543.6 million at December 31, 1999.

Total stockholders' equity increased $9.8 million or 19.6% to $59.7 million at March 31, 2000, from $49.9 million at December 31, 1999, as a result of the SHS Bancorp, Inc. acquisition. Average stockholders' equity to average assets was 4.92%, and book value per share was $10.77 at March 31, 2000.

ESB Financial Corporation is the parent holding company of ESB Bank, F.S.B. and Spring Hill Savings Bank, F.S.B. and offers a wide variety of financial products and services through 16 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on The Nasdaq Stock Market under the symbol "ESBF".


Press Release
Page 3 of 3
April 18, 2000



               ESB FINANCIAL CORPORATION AND SUBSIDIARIES
               ------------------------------------------
                        Financial Highlights
            (Dollars in Thousands - Except Per Share Amounts)


OPERATIONS DATA:
----------------
                                                              Three Months
                                                             Ended March 31,
                                                          2000            1999
                                                          ----            ----
Interest income                                       $  18,387     $   15,431
Interest expense                                         13,655         11,616
                                                         ______         ______
Net interest income                                       4,732          3,815
(Recovery of) provision for loan losses                    (452)             3
                                                         ______         ______
Net interest income after (recovery of)
     provision for loan losses                            5,184          3,812
Noninterest income                                          665            737
Noninterest expense                                       3,348          2,972
                                                         ______         ______
Income before provision
     for income taxes                                     2,501          1,577
Provision for income taxes                                  578            222
                                                         ______         ______
Net income                                            $   1,923     $    1,355
                                                         ======         ======
Net income per share:
     Basic                                                $0.37          $0.27
     Diluted                                              $0.37          $0.26

Annualized return on average assets                       0.71%          0.56%
Annualized return on average equity                      14.39%          8.68%




FINANCIAL CONDITION DATA:
-------------------------

                                                              As of:
                                                     03/31/00        12/31/99
                                                     --------        --------
Total assets                                        $1,144,596      $1,032,445
Cash and cash equivalents                               15,897          12,761
Total investment securities                            589,393         561,125
Loan receivable, net                                   471,589         393,929
Customer deposits                                      498,300         431,783
Borrowed funds (includes subordinated debt)            575,194         543,627
Stockholders' equity                                    59,664          49,882
Book value per share                                    $10.77           $9.78

Average equity to average assets                          4.92%          5.79%
Allowance for loan losses to loans receivable             0.99%          1.16%
Nonperforming assets to total assets                      0.32%          0.43%